UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2011

BROADCOM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

California	000-23993	33-0480482
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 California Avenue, Irvine, California, 92671

(Address of principal executive offices, Zip code)

(949) 926-5000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 4, 2011, Broadcom Corporation (“Broadcom”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which Broadcom agreed to issue and sell to the Underwriters $500 million aggregate principal amount of 2.700% Senior Notes due 2018 (the “Notes”).

On November 9, 2011, Broadcom completed the offering of the Notes.

In connection with the closing of the Notes offering, Broadcom entered into the Second Supplemental Indenture, between Broadcom and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee”), dated as of November 9, 2011 (the “Second Supplemental Indenture”), to the indenture, between Broadcom and the Trustee, dated as of November 1, 2010 (the “Base Indenture” and, together with the Second Supplemental Indenture, the “Indenture”).

The Notes mature on November 1, 2018 and accrue interest at a rate of 2.700% per annum, payable semiannually in arrears in cash on May 1 and November 1 of each year, beginning May 1, 2012.

The Notes are subject to a special mandatory redemption in the event Broadcom’s proposed acquisition of NetLogic Microsystems, Inc. (“NetLogic”) is not consummated on or prior to August 31, 2012, or if prior to August 31, 2012, the Agreement and Plan of Merger, dated as of September 11, 2011, by and among Broadcom, NetLogic and I&N Acquisition Corp., Broadcom’s wholly owned subsidiary, is terminated. In such an event, the Notes will be redeemed for cash at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to but excluding the special mandatory redemption date. Upon a change of control triggering event, each holder of the Notes will have the right to require Broadcom to purchase for cash all or a portion of such holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest. Broadcom may redeem the Notes, at any time in whole or from time to time in part, at a specified make-whole premium. The Indenture contains covenants limiting Broadcom’s ability to create certain liens, enter into sale and lease-back transactions, and consolidate or merge with or into, or convey, transfer or lease all or substantially all of Broadcom’s properties and assets to, another person, each subject to certain exceptions.

The Notes were offered and sold pursuant to Broadcom’s shelf-registration statement on Form S-3 (Registration No. 333-157088) under the Securities Act of 1933, as amended. Broadcom has filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement, dated November 4, 2011, together with the accompanying prospectus, dated November 4, 2011, relating to the offer and sale of the Notes.

For a complete description of the terms and conditions of the Underwriting Agreement, the Second Supplemental Indenture and the Notes, please refer to the Underwriting Agreement, the Second Supplemental Indenture and the form of Note, each of which is hereby incorporated by reference and attached to this Current Report on Form 8-K as exhibits 1.1, 4.1 and 4.2, respectively.

The agreements included as exhibits to this Form 8-K contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Broadcom acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. Additional information about Broadcom may be found elsewhere in this Form 8-K and Broadcom’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

1.1	Underwriting Agreement, dated November 4, 2011, among Broadcom and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein.

4.1	Second Supplemental Indenture, dated November 9, 2011, between Broadcom and Wilmington Trust, National Association.

4.2	Form of Note (included in Exhibit 4.1 above).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 9, 2011

BROADCOM CORPORATION, a California corporation

By:	/s/ Eric K. Brandt
Eric K. Brandt
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 4, 2011, among Broadcom and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein.

4.1	Second Supplemental Indenture, dated November 9, 2011, between Broadcom and Wilmington Trust, National Association.

4.2	Form of Note (included in Exhibit 4.1 above).